UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
   Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

            Date of Report (Date of earliest reported): June 7, 2007

                                  CARDIMA, INC.
               (Exact name of registrant as specified in charter)



            Delaware                      000-22419               94-3177883
(State or Other Jurisdiction of    (Commission File Number)     (IRS Employer
 Incorporation or Organization)                              Identification No.)

                47266 Benicia Street, Fremont, California, 94538
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (510) 354-0300

                                   Copies to:
                            Richard A. Friedman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                             61 Broadway, 32nd Floor
                            New York, New York 10006

                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01 Entry Into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation

On June 7, 2007 (the "Closing Date"), Cardima, Inc. (the "Company") entered into a new loan facility term sheet with Apix International Limited ("Apix" or the "Lender"), which provides for the roll-over of prior loan facilities and an additional loan facility between the parties (the "New Facility"). As previously disclosed, on August 26, 2005, Cardima entered into a $3,000,000 secured loan agreement with Apix (the "First Facility"). Subsequently, on February 14, 2006, the Company entered into a loan facility term sheet with Apix which provided for the roll-over of the First Facility and the grant of an additional loan facility in the amount of $660,000 (the "Second Facility"). Following completion of the Second Facility, Apix continued to make additional advances to Cardima (the "Further Advances")(the First Facility, Second Facility, and the Further Advances shall collectively be referred to as the "Prior Facilities"). Through the Closing Date, the outstanding principal balance exceeded $10,635,000 (the "Outstanding Balance").

The New Facility provides for the following terms and conditions:

o Additional Loan Facility. Apix has granted Cardima an additional loan facility that will permit the Company to borrow up to an aggregate of $13,560,000 (including all sums borrowed to date). Advances pursuant to the additional facility shall be made on a bi-monthly basis in denominations of $225,000 per advance (the "New Draw Downs").

o New Maturity Date. The maturity date of the New Facility and Prior Facilities is the earlier of no later than the earlier of (the "Maturity Date"): (i) December 31, 2007; (ii) the occurrence of an event of default; and (iii) the occurrence of a Triggering Event, which is generally defined as (a) the sale of the Company or all or substantially all of its assets, (b) a recapitalization, reorganization, merger, consolidation or other transaction involving the Company, (c) the sale of the Company's surgical product line, or (d) completion of a new debt financing in which the Company receives gross proceeds in excess of $1,000,000.

o Interest Rate. The Outstanding Balance and the New Draw Downs shall bear interest at the rate of 10% per annum.

o Facility Fee adjustment. The aggregate facility fee for the Prior Facilities and the New Facility shall be $500,000, through the issuance to Apix of five (5) million shares of preferred stock that shall carry the following preferences:

o 28 votes per share at any general or extraordinary meeting of the common shares of the company convened by the Company or its shareholders for a total of 140 million votes at any such meeting;

o Convertible into common shares of the Company at any time at the sole and absolute discretion of the holder on the basis of two (2) common shares for each preferred share tendered for conversion for a total of ten (10) million common shares in the event all preferred shares are tendered for conversion.

o Exit Fees. The aggregate exit fees for the Prior Facilities and the New Facility shall be $2,800,000. In addition, for each New Draw Down, there shall be an additional exit fee of $80,000.

o Price Adjustment to Existing Warrant and New Warrants. Pursuant to the Prior Facilities, the Company agreed to issue to Apix warrants to purchase 118,800,000 shares of the Company's common stock at an exercise price of $0.06 per share (the "Existing Warrants"). Pursuant to the New Facility, the exercise price of the Existing Warrants has been adjusted to $0.04 per share. In addition, the Company has agreed to issue to Apix additional warrants at an exercise price of $0.03 per share, as follows (i) 20,000,000 warrants for making the Further Advances and entering into the New Facility, and (ii) 3,800,000 warrants for each New Draw Down. All warrants have a term of ten years.

o Conversion Price Adjustment. The Outstanding Balance, New Draw Downs, Interest, and Exit Fees are convertible into shares of the Company's common stock at a conversion price of $0.04 per share.

o Registration Rights. The Company agrees to register the shares issuable upon exercise of the warrants and shares that have been issued upon conversion of the Note on the date the registration statement is filed. The registration statement is to be filed no later than 60 days after the Closing Date.

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Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number    Description

4.1      Form of Grid Note*
10.1     Loan Agreement dated June 7, 2007*
10.2     Security Agreement*
10.3     Patent Security Agreement*
10.4     Trademark Security Agreement*
10.5     Patent, Trademark and Copyright Security Agreement*

-----------------
*   To be filed by amendment


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CARDIMA, INC.


Date: June 25, 2007           By:  /s/ Gabriel B. Vegh
                                  ------------------------
                                  Name:   Gabriel B. Vegh
                                  Chief Executive Officer,
                                  Chief Financial Officer